Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-246338) pertaining to the 2020 Equity Compensation Plan of MediaCo Holding Inc. and Subsidiaries,
(2) Registration Statement (Form S-8 No. 333-256430) pertaining to the 2021 Equity Compensation Plan of MediaCo Holding Inc. and Subsidiaries,
(3) Registration Statement (Form S-3 No. 333-280779) of MediaCo Holding Inc. and Subsidiaries, and
(4) Registration Statement (Form S-3 No. 333-281481) of MediaCo Holding Inc. and Subsidiaries;

of our report dated April 15, 2025, with respect to the consolidated financial statements of MediaCo Holding Inc. and Subsidiaries for the year ended December 31, 2024 and included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Indianapolis, Indiana
March 31, 2026